                                   EXHIBIT 11

               Statement Re:  Computation of Earnings Per Share



                                          Three Months Ended   Six Months Ended
                                          June 29,  June 30,   June 29, June 30,
                                            1997      1996       1997     1996
                                          --------  --------   -------- --------
(In thousands, except per share amounts)

Primary

Average shares outstanding                   5,033     2,048      5,033    2,048

Adjustment to reflect shares issued to
  consider S corporation
  distributions                                 22        39         27       39

Shares issuable upon the exercise of
  outstanding stock options and
  warrant                                      114         -        120        -
                                            ------    ------     ------   ------
Total                                        5,169     2,087      5,180    2,087
                                            ======    ======     ======   ======

Pro forma net income                        $  841    $  245     $1,686   $  554
                                            ======    ======     ======   ======

Pro forma net income per share              $ 0.16    $ 0.12     $ 0.33   $ 0.27
                                            ======    ======     ======   ======

Fully diluted earnings per Common Share and primary earnings per Common Share are the same for the three and six months ended June 29, 1997.